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                                                                    EXHIBIT 99.1

Corsair to Acquire Subscriber Computing

Acquisition will bring more comprehensive product offerings, broader customer base

PALO ALTO, Calif.--(BUSINESS WIRE)--April 3, 1998 Corsair Communications, Inc. (NASDAQ:CAIR) announced today that it has signed a definitive agreement to acquire Subscriber Computing, Inc., a privately held supplier of software systems to the wireless telecommunications industry.

Upon completion of the acquisition, Corsair will issue to Subscriber shareholders shares of Corsair common stock valued at approximately $70 million and will pay $1.25 million for expenses incurred by Subscriber in connection with the acquisition. The exact number of Corsair shares to be issued at closing is subject to a stock price collar that requires Corsair to issue no less than approximately 3.6 million shares and no more than approximately 4.4 million shares. The transaction will be accounted for as a pooling of interests. Corsair expects to close the acquisition in the second quarter of 1998, subject to several conditions, including shareholder approval.

Subscriber Computing develops, markets, and supports four major lines of products for the wireless industry: customer care, billing, and inventory management; Wireless Intelligent Network (WIN)-based prepaid solutions; fraud detection; and switch data mediation. Systems developed by Subscriber currently service over 20 million wireless communications users in Europe, North America, Australia, Africa, Asia and South America. Subscribers' customers range from small regional operators to nationwide carriers and multinational corporations.

Corsair president and chief executive Mary Ann Byrnes described the acquisition as an expansion into new lines of business. "Since founding Corsair three years ago, we have been very successful at building a widely respected company with ties to wireless carriers in over 150 markets worldwide," Byrnes said. "Our strategy is to grow the company, its customer base, and its product lines rapidly, both through internal efforts and through acquisitions. Subscriber has an impressive worldwide customer base and a suite of high-quality products which will help us to leverage the market presence we've built with PhonePrint(R) and the PhonePrint Roaming Network(TM). These products will quickly put Corsair into three new lines of business-billing for both voice and messaging networks, pre-paid solutions, and switch data mediation-which are adjacent to our current business and which bring us closer to the carriers' critical data flow. This is a prime opportunity for Corsair to bring a more comprehensive range of products to more of the wireless industry."

Dennis Andrews, chief executive of Subscriber, described the deal as a joining of two companies with similar values and priorities. "Subscriber and Corsair are both deeply committed to helping our customers flourish in an increasingly competitive environment," said Andrews. "Our companies offer products that help wireless carriers in similar mission-critical operations; just as importantly, our companies share a sense of commitment to ensuring the success of those products after installation. The combination of Subscriber and Corsair can develop products more quickly and support them more effectively than either company could do by itself."

Byrnes also pointed to synergies between the two companies' technologies, products, and organizations. "Both Corsair and Subscriber have a reputation for developing successful, innovative products for sizable markets. Our respective product offerings, customer bases, and development capabilities are highly complementary, and that makes the combination of the two teams that much more powerful. Our combined financial strength also makes us a stronger partner for both Subscriber's and Corsair's customers."

Founded in 1994, Corsair Communications, Inc. is a leading provider of distributed system solutions to the wireless industry. Its PhonePrint fraud prevention system protects over 20 million cellular users in the U.S., Mexico, the Caribbean, the Philippines, and Malaysia. Corsair's PhoneCheck(TM) performance monitoring application helps carriers control churn by reporting on subscriber equipment performance. The company is also currently developing a wireless location solution.

This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially because of various risks, including risks associated with the completion of the acquisition of Subscriber, the integration of Subscriber's business and Corsair's business, product sales and installation, demand for Corsair's products and services, continued growth of the wireless telecommunications industry, and other risks associated with Corsair's business. For an expanded discussion on such risks, please see the documents filed by Corsair Communications with the U.S. Securities and Exchange Commission.


Contact:
Bill Taliaferro / Corsair public relations
(650) 842-3263
Martin Silver / Corsair CFO
(650) 842-3281



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